Additional Shareholder Information (unaudited)

Results of Special Meetings of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Board Members and (2) Agreement and Plan of Reorganization.

1. Election of Board Members

Nominees                     Votes For    Authority Withheld   Abstentions
Elliot J. Berv               326,009,773.489    11,257,152.959     0.000
A. Benton Cocanougher        325,898,190.365    11,368,736.083     0.000
Jane F. Dasher               325,981,749.911    11,285,176.537     0.000
Mark T. Finn                 326,021,537.213    11,246,389.235     0.000
Rainer Greeven               325,791,305.447    11,475,621.001     0.000
Stephen Randolph Gross       325,876,625.182    11,390,301.266     0.000
Richard E. Hanson Jr.        325,872,007.984    11,394,918.464     0.000
Diana R. Harrington          325,746,405.962    11,520,520.486     0.000
Susan M. Heilbron            325,931,445.925    11,335,480.523     0.000
Susan B. Kerley              326,017,231.539    11,249,694.909     0.000
Alan G. Merten               326,036,225.507    11,230,700.941     0.000
R. Richardson Pettit         325,970,651.286    11,296,275.162     0.000
R. Jay Gerken                325,892,587.522    11,374,338.926     0.000

Board Members are elected by the shareholders of all of the series of the Company of which the Fund is a series.

2. Approval of Step 2 Agreement and Plan of Reorganization

Item Voted On    Votes For    Votes Against    Abstentions    Broker Non-Votes
Reorganize as
Corresponding
Series of an
Existing Trust  307,560,618.605  6,655,446.571  9,349,472.272  13,701,389.000

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposals:
(1) Reorganize as Series of a Maryland Business Trust and (2) Revise,
Remove and Convert Fundamental Investment Policies

1. Reorganize as Series of a Maryland Business Trust

Votes For               Votes Against     Abstentions   Broker Non-Votes
8,113,284.618            148,579.008      218,658.319      383,494.000

3. Revise, Remove and Convert Fundamental Investment Policies.

Items Voted On     Votes For    Votes Against    Abstentions    Broker Non-Votes
Revise:
Borrowing Money   8,017,590.860   241,449.780     221,481.305      383,494.000
Underwriting      8,051,923.225   216,891.586     211,707.134      383,494.000
Lending          8,026,926.019   233,128.804     220,467.122       383,494.000
Issuing Senior
Securities       8,059,238.128   201,241.103     220,042.714       383,494.000
Real Estate      8,055,680.819   208,795.456     216,045.670       383,494.000
Commodities      8,041,576.923   220,429.014     218,516.008       383,494.000
Concentration    8,030,400.225   218,197.163     231,924.557       383,494.000
Remove:
Diversification  8,050,272.989   209,137.005     221,111.951       383,494.000
Fundamental Policy
Relating to
Purchasing Securities
on Margin
and Making Short
Sales           8,000,208.741     245,907.649    234,405.555        383,494.000
Convert:
Fundamental to
Non-Fundamental  8,008,381.928    244,005.039    228,134.978        383,494.000